PURCHASE AGREEMENT
                                      AMONG
                             JRECK SUBS GROUP, INC.
                         INTERFOODS OF AMERICA, INC. AND
                           SBK FRANCHISE SYSTEMS, INC.
                                December 4, 1997


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                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (the "Agreement") is made as of December 4, 1997 among Jreck Subs Group, Inc., a Colorado corporation ("Jreck"), SBK Franchise Systems, Inc., a Florida corporation ("Target"), and Interfoods of America, Inc., a Nevada corporation ("IFA").

                                    RECITALS

     A.The parties hereto desire that Jreck acquire each share of the Common Stock, no par value, of Target which is outstanding immediately prior to Closing (as defined below) of this Agreement.

THE PARTIES AGREE AS FOLLOWS:

     1.DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings specified in this Article 1 unless the context expressly or by necessary implication otherwise requires:

         1.1. Balance Sheet and Balance Sheet Date shall have the meaning set forth in Section 4.4 of this Agreement.

         1.2. Closing shall mean the delivery by Jreck and Target of the various documents contemplated by this Agreement.

         1.3. Closing Date shall mean the delivery by Jreck and Target of the various documents contemplated by this Agreement or otherwise required in order to consummate this Agreement.

         1.4. Corporations Code shall collectively mean the Delaware General Corporations Law (the "Delaware Corporations Code"), and the Florida Statutes (the "Florida Statutes").

         1.5. Exchange Act shall mean the Securities and, Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         1.6. Knowledge. Wherever in this Agreement a statement, warranty or representation is to a party's "knowledge," knowledge shall mean all facts actually known by such party's Board of Directors, CEO, President, CFO (or equivalent) and all executive or senior vice presidents.

         1.7. Jreck Common shall mean the unregistered voting common stock, no par value, of Jreck issued subject to the restrictions of Rule 144 of the Securities Act and any other restrictions specified in this Agreement.

         1.8. Securities Act shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         1.9. Target Common shall mean the voting common stock, $1.00 par value, of SBK Franchise Systems, Inc.

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         2.  CLOSING AND TRANSFER OF SHARES.

         2.1. Closing. The Closing shall, in Jreck's discretion, take place either at the offices of Target, 9400 S. Dadeland Blvd., #720, Miami, FL 33156, or by mail and facsimile, on December 4, 1997 at 10:00 a.m., or at such other day and time as Jreck and Target shall agree (the "Closing Date") after all of the conditions to the parties' obligations to consummate this Agreement as set forth in Articles 6 and 7 have been satisfied or waived.

         2.2. Transfer of Shares. At the Closing, each share of Target Common outstanding immediately prior to the Closing shall be exchanged at and as of the Closing into shares of Jreck Common valued at $500,000.00 for all Target Common. With respect to this Section 2.2, the aggregate number of shares of Jreck Common to be issued to IFA at the Closing shall be calculated at a price per share for Jreck Common based on the average closing bid price for the publicly traded shares of Jreck common stock for the five trading day period immediately preceding the date of the Closing, as reported on the NASDAQ Bulletin Board, and as adjusted for stock splits, stock dividends, recapitalizations and the like. Commencing six months after the Closing and continuing every six months thereafter until June 4, 2000, IFA shall have the non-cumulative right to require Jreck, to the extent legally permissible, to repurchase one-fifth (1/5th) of the Jreck Common issued to IFA under this Agreement in consideration of the payment of $100,000.00 by IFA to Jreck (the "Options"). IFA shall exercise any of the Options by notifying Jreck in writing of its election to exercise such Option at least 30 days prior to the expiration of any such six-month period and Jreck shall tender the $100,000.00 payment to IFA within 30 days after the expiration of any such six-month period. Any Option not exercised at least 30 days prior to the expiration of the applicable 30-day period shall lapse and not cumulate.

         2.3. Additional Consideration. As additional consideration for the acquisition of the Target Common, Jreck shall (a) pay IFA $100,000.00 in cash at the Closing, (b) deliver to IFA at the Closing a $500,000.00 promissory note (the "Note"), in the form of attached Exhibit A, in favor of IFA, and (c) assume the rights and obligations under that certain Exclusive Trademark and Licensing Agreement, attached as Exhibit B (the "Trademark Agreement").

         2.4. Exchange of Certificate.

                  2.4.1. Promptly after the Closing, Jreck shall make available for exchange in accordance with this Section 2.4, the shares of Jreck Common issuable pursuant to Section 2.2 in exchange for all outstanding shares of Target Common.

         2.5. Unregistered Shares. The Jreck Common to be issued to IFA shall not be registered under the Securities Act and shall be subject to all relevant resale restrictions under the Securities Act and State law. Target and IFA understand that the Jreck Common has not been registered under the Securities Act by reason of its issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that it must be held by IFA indefinitely and IFA must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration. IFA acknowledges the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among

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other things the existence of a public market for the shares,  the  availability of certain current public information about Jreck, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and the number of shares being sold during any three-month period not exceeding specified limitations.

                  2.5.1. Other Resale Restrictions. With respect to any shares of Jreck Common issued pursuant to this Agreement to IFA, for so long as such shares of Jreck Common remain unregistered, such shares and IFA shall be subject to a further restriction providing that IFA, or its successor, shall not sell more than 5,000 shares of Jreck Common in any one business day, proportionately adjusted for any increase or decrease in the number of issued shares of Jreck common voting stock resulting from any stock split or other subdivision or consolidation of shares.

     3. MUTUAL REPRESENTATIONS AND WARRANTIES. Each of Jreck, IFA and Target is a "Company" for the purposes of this Article 3. Except as set forth in any exhibits to this Agreement, each Company represents and warrants to the other party hereto that:

         3.1. Organization and Authority. The Company: (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all necessary corporate power to own and lease its properties, to carry on its business as now being conducted and to enter into and perform this Agreement and all agreements to which the Company is or will be a party that are exhibits to this Agreement; and (iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a material adverse effect on its business or financial condition. The Company has made available to the other party for inspection complete and correct copies of its Articles of Incorporation, as amended, and Bylaws as in effect on the date hereof and a record of any and all proceedings and actions at all meetings of, or taken by written consent by, its Board of Directors and shareholders, from and after January 1, 1994, in each case, certified as true, complete and correct copies by Company's Secretary.

         3.2. Authority Relating to this Agreement; No Violation of Other Instruments.

                  3.2.1. The execution and delivery of this Agreement and all agreements to which the Company is or will be a party that are exhibits to this Agreement and the performance hereunder and thereunder by the Company have been duly authorized by all necessary corporate action on the part of the Company and, assuming execution of this Agreement and such other agreements by each of the other parties thereto, this Agreement and such other agreements will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject as to enforcement:
(i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and
(ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

                  3.2.2. To the Company's knowledge, neither the execution of this Agreement or any other agreement to which the Company is or will be a party that is an exhibit to this Agreement nor the performance of any of them by the Company will: (i) conflict with or result in any breach or violation of the terms of any decree, judgment, order, law or regulation of any court or other governmental body now in effect applicable to the Company; (ii) conflict with, or result in, with or without the passage of time or the giving of notice, any breach of any of the terms, conditions and provisions of, or constitute a

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default under or otherwise give another party the right to terminate,  or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of the Company pursuant to, any indenture, mortgage, lease, agreement or other instrument to which the Company is a party or by which it or any of its assets or properties are bound, including all Contracts (as defined in Section
4.13);   (iii)  permit  the   acceleration  of  the  maturity  of  any  material
indebtedness of the Company or of any other person secured by the assets or properties of the Company; or (iv) violate or conflict with any provision of the
Company's   Articles  of  Incorporation,   Bylaws,  or  similar   organizational
instruments.

         3.3. Brokers and Finders. Neither the Company nor any shareholder, director, officer, employee or agent of the Company has retained any broker, finder or investment banker in connection with the transactions contemplated by this Agreement. Each Company will indemnify and hold the other parties hereto harmless against all claims for brokers', finders' or investment bankers' fees made or asserted by any party claiming to have been employed by such Company or any shareholder, director, officer, employee or agent of such Company and all costs and expenses (including the reasonable fees of counsel) of investigating and defending such claims.

     4. REPRESENTATIONS AND WARRANTIES OF TARGET AND IFA. Target and IFA hereby represent and warrant to Jreck that except as set forth in any exhibits to this
Agreement:

         4.1. Compliance with Law. To Target's and IFA's knowledge, Target holds, and has at all times held, all licenses, permits and authorizations necessary for the lawful conduct of Target's business wherever conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over Target or over any part of Target's operations' and neither Target nor IFA knows of any violation thereof. Target is not in violation of any decree, judgment, order, and to Target's and IFA's knowledge any law or regulation of any court or other governmental body (including without limitation, applicable franchise legislation and regulations, environmental protection legislation and regulations, equal employment and civil rights regulations, wages, hours and the payment of social security taxes and occupational health and safety legislation), which violation could have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of Target.

         4.2. Investments in Others. Target does not conduct any part of its business operations through any subsidiaries or through any other entity. Target does not, directly or indirectly, own an equity or participation interest in any other corporation, association, partnership, joint venture, limited liability company or any other entity or venture.

         4.3. Tax Returens and Payments. All tax returns and reports with respect to Target required by law to be filed under the laws of any jurisdiction, domestic or foreign, have been duly and timely filed and all taxes, fees or other governmental charges of any nature which were required to have been paid, have been paid or provided for. Neither Target nor IFA has knowledge of any actual or threatened assessment of deficiency or additional tax or other governmental charge or a basis for such a claim against the Company. Neither Target nor IFA has knowledge of any tax audit of Target by any taxing or other authority in connection with any of its fiscal years; neither Target nor IFA has knowledge of any such audit currently pending or threatened, and there are no tax liens on any of Target's properties.

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         4.4. Absence of Certain Changes or Events. Since the date (the "Balance
Sheet Date") of the most recent financial statement delivered by Target pursuant to Section 4.16 (the "Balance Sheet"), there have been no material changes in the condition, financial or otherwise, assets, liabilities, business or the results of operations of Target, other than changes in the ordinary course of business which in the aggregate have not been materially adverse.

         4.5. Inventories. The inventories shown on the Balance Sheet of Target are of a quantity and quality useable and saleable in accordance with good business practices and represent a distribution of the types of inventories utilized in the business of Target in accordance with good business practices. Additions and deletions from the inventories since the Balance Sheet Date have been in the ordinary course of business. The amounts shown for inventories on the Balance Sheet of Target have been determined in accordance with U.S. GAAP on a first-in, first-out basis and are stated at the lower of cost or market.

         4.6. Accounts Receivable. The accounts receivable of Target shown on the Balance Sheet as of the Balance Sheet Date, or thereafter acquired by Target prior to the date hereof, have been and are (as the case may be) collectible within 60 days after the Closing Date in amounts not less than the aggregate amounts thereof carried on the books of Target reduced by the reserves for discounts and bad debts taken on the Balance Sheet.

         4.7. Personal Property. Target has good title, free and clear of all liens, encumbrances and security interests, to all of its machinery, equipment, furniture, inventory, franchise agreements and other personal property. To Target's and IFA's knowledge, all of the leases to personal property utilized in the business of Target are valid and enforceable against Target and are not in default.

         4.8. Real Property. Target does not own any real property. Exhibit C contains a list of all leases for real property to which Target is a party (as lessee, sublessor, sublessee or guarantor), the monthly rental with respect to each lease and the expiration date of each lease. To Target's and IFA's knowledge, all such leases are valid and enforceable and are not in default. The real property leased or occupied by Target, the improvements located thereon, and the furniture, fixtures and equipment relating thereto, (including plumbing, heating, air conditioning and electrical systems), to Target's and IFA's knowledge conform in all material respects to any and all applicable health, fire, safety, zoning, land use and building laws, ordinances and regulations. There are no outstanding contracts made by Target for any material improvements made to the real property, leased or occupied by Target that have not been paid for.

         4.9. Patents, Trademarks Trade Names and Copyrights. Exhibit D sets forth all patents, trademarks, tradenames, copyrights, and other intellectual property owned or utilized by Target. All patents, trademarks, trade names, copyrights, processes, designs, formulas, inventions, trade secrets, know-how, technology or other proprietary rights which are necessary to the conduct of Target's business are owned or are useable by Target. Upon the Closing all such items shall be owned or useable by Jreck to the same extent as by Target immediately prior to the Closing. To Target's and IFA's knowledge, the conduct of any business conducted by Target does not infringe any patent, trademark, trade name, copyright, trade secret, or other proprietary right of any other person. No litigation is pending or, to the knowledge of Target and IFA, has been threatened against Target or any officer, director, shareholder, employee or agent of Target, for the infringement of any patents, trademarks or trade names of any other party or for the misuse or misappropriation of any trade secret, know-how or other proprietary right owned by any other party nor, to the best knowledge of Target and IFA, does any basis exist for such litigation. To

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Target's and IFA's knowledge, there has been no infringement or unauthorized use by any other party of any patent,  trademark,  trade name,  copyright,  process,
design,  formula,  invention,  trade  secret,  know-how,   technology  or  other
proprietary right belonging to Target.

         4.10. Warranties. Target has made no warranties or guarantees relating to its products other than as implied or required by law.

         4.11. Litigation. Except as set forth on Exhibit E, neither Target nor any officer, director, shareholder, employee or agent of Target is a party to any pending or, to Target's and IFA's knowledge, threatened action, suit, proceeding or investigation, at law or in equity or otherwise in, for or by any court or other governmental body which could have a material adverse effect on:
(i) the condition, financial or otherwise, assets or properties of Target, liabilities, business or results of operations of Target; or (ii) the transactions contemplated by this Agreement, nor, to Target's and IFA's knowledge, does any basis exist for any such action, suit, proceeding or investigation. Target is not and has not been subject to any pending, or to Target's and IFA's knowledge threatened, product liability claim; nor to Target's and IFA's knowledge does any basis exist for any such claim. Target is not subject to any decree, judgment, order, law or regulation of any court or other governmental body which could have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of Target or which could prevent the transactions contemplated by this Agreement. Notwithstanding the foregoing, the pending or threatened actions, suits, proceedings or investigations set forth on Exhibit E could not in the aggregate have a material adverse effect on: (i) the condition, financial or otherwise, assets or properties of Target, liabilities, business or results of operations of Target or (ii) the transactions contemplated by this Agreement.

         4.12. Personnel. Exhibit F contains a true and complete list of: (i) any and all employment, bonus, profit sharing, percentage compensation, employee benefit, incentive, pension or retirement, stock purchase and stock option plans, oral or written contracts or agreements with directors, officers, employees or unions, or consulting agreements, to which Target is a party or is subject as of the date of this Agreement; and (ii) all group insurance programs in effect for employees of Target. Target is not in default with respect to any of the obligations so listed. Target has delivered complete and correct copies of all such obligations (to the extent they are in writing or written descriptions to the extent they are oral) to the other party hereto. Target has no union contracts or collective bargaining agreements with, or any other obligations to, employee organizations or groups relating to Target's negotiations except in minor grievances not involving any employee organization or group, nor, to the knowledge of Target and IFA, is Target the subject of any union organization affecting its business. There is no pending or, to Target's and IFA's knowledge, threatened labor dispute, strike or work stoppage affecting the Target's business. All plans described in Exhibit F are in full compliance with applicable provisions of the Employees Retirement Income Security Act of 1974 ("ERISA") and regulations issued under ERISA, and there is no unfunded liability with respect to such plans. Exhibit F also lists the amount payable to employees of Target under any other fringe benefit plans.

         4.13. Contracts. Exhibit G contains a true and complete list of all oral or written agreements, notes, instruments, or contracts to which Target is a party or by which its assets or properties may be bound which involve the

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payment  or receipt of more than  $5,000 (on an annual  basis),  or which have a term of more than one year, or which involve the licensing or use of intellectual property, or which are employment or consulting agreements (the "Contracts"). Target is not in default in performance of its obligations under any material provisions of such Contracts. Neither Target nor IFA has knowledge of any violation of any Contract by any other party thereto and has no knowledge of any intent by any other party to a Contract not to perform its obligations under such Contract.

         4.14. Absence of Environmentals Liabilities. Neither Target nor, to Target's and IFA's knowledge after due inquiry, the real property at any time owned, leased or occupied by Target is in violation of any applicable federal, state or local law, ordinance, regulation or order relating to industrial hygiene, worker safety, public health and safety, environmental protection, or Hazardous Materials (as defined below) on, under or about such real property, including the soil and ground water underlying such real property. Any handling, transportation, storage, treatment or use of Hazardous Material (as defined below) that has occurred on the real property owned, leased or occupied by Target during Target's ownership, tenancy, or occupancy and prior to the Closing Date has been and will be as of the Closing Date in compliance with all applicable laws, ordinances, regulations and orders relating to Hazardous Material. As used herein, the term "Hazardous Material" means any substance, material or waste which is or becomes regulated as "hazardous," "toxic" or "dangerous" by any local government authority, or the State of Florida, including without limitation, any material or substance which is: (1) petroleum;
(2) asbestos; (3) lead containing paint; or (4) defined as a 'hazardous substance' under Section 101 or Section 102 of the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et sect, as amended ("CERCLA"), and any regulations applicable thereunder. To Target's and IFA's knowledge after due inquiry, the real property at any time owned, leased or occupied by Target, including without limitation, the soil and groundwater on or under such real property, is free of any significant release of any Hazardous Material. No notification of release of Hazardous Material pursuant to CERCLA or the Federal Clean Water Act, or any state or local environmental law or regulatory requirement has been received by Target as to any of such real property.

         4.15. Capitalization. The authorized capital stock of Target is 4,000,000 shares of $1.00 par value Common Stock of which 4,000,000 shares are outstanding. A list of all of the shareholders of the Company by name and address, with the number of shares owned by each as of the date hereof, is contained in Exhibit H. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and non-assessable, and are free and clear of all liens, encumbrances and security interests. Except as set forth in Exhibit H, there are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which Target is or may become obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other securities (collectively "Option Agreements"). Notwithstanding the foregoing, Target represents and warrants that as of the Closing and thereafter, no Option Agreements will survive the Closing.

         4.16. Financial Statements. Target has delivered the following financial statements of Target (the "Target Financial Statements") to Jreck: audited balance sheet and income statement for the year ending September 30, 1997, schedule of royalty income for the year ending September 30, 1997, schedule of marketing fund income and expenses for the year ending September 30, 1997, and IFA Form 10-K filed with the Securities Exchange Commission for the year ending September 30, 1997. Each Target Financial Statement together with

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the notes thereto is in accordance with the books and records of Target,  fairly presents the financial position of Target and the results of operations of Target for the period indicated, and has been prepared in accordance with generally accepted accounting principles consistently applied.

         4.17. Absence of Undisclosed Liabilities. As of the date hereof, Target had no indebtedness or liability (absolute or contingent) which is not shown or provided for in full on the Balance Sheet included in Target Financial
Statements. Except as set forth in such Balance Sheet, Target does not have outstanding on the date hereof, nor will it have outstanding on the Closing Date, any indebtedness or liability (absolute or contingent) other than those incurred since the date of such Balance Sheet in the ordinary course of business.

         4.18. Compliance with Law. Exhibit I contains a true and complete list of all licenses, permits and authorizations necessary for the lawful conduct of Target's business wherever conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over Target or over any part of Target's operations.

         4.19. Taxes. Exhibit J contains a true and complete list of all types of taxes paid or required to be paid by Target and each state to which Target pays sales or use tax related to the sale of its products.

         4.20. Employees. Exhibit K contains a true and complete list of the names, current salary rates, bonuses paid during the last fiscal year, and accrued vacation and sick leave for all Target employees.

         4.21. Insurance. Copies of all Target insurance policies and bonds have been furnished to Jreck. All such insurance policies and bonds are in full force and effect.

         4.22. Bank Accounts. Exhibit L contains a true and complete list of all Target bank accounts identifying the name of the bank, the account number, and the authorized signatories to the account.

         4.23. Power of Attorney: Suretyships. Target has no power of attorney outstanding, nor has any obligation or liability, either actual, accrued, accruing or contingent, as guarantor, surety, cosigner, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person, corporation, partnership, joint venture, association, organization or other entity.

         4.24. Accuracy of UFOC. To Target's and IFA's knowledge, the "SBK Franchise Systems, Inc. Franchise Offering Circular, effective date January 1, 1997" ("Target's UFOC"), attached as Exhibit M, complies with all legal requirements of the State of Florida respecting franchise offering circulars as well as all legal requirements of any other state where Target is doing business or offering franchises. All of the statements, financial data and other information contained in Target's UFOC were true and correct as of January 1, 1997 and continue to be true and correct in all material respects as of the date hereof and the date of Closing. Target's UFOC, as of the date hereof and Closing, does not contain any untrue statement of a material fact nor does it omit to state a material fact necessary to make the statements or facts contained therein not misleading.

         4.25. List of Franchisees. Exhibit N contains a true and complete list of all of Target's franchisees.

         4.26. Accuracy of Documents and Information. As of the date of Closing, the copies of all instruments, agreements, other documents and written information set forth as, or referenced in, Schedules or Exhibits to this Agreement or specifically required to be furnished pursuant to this Agreement by Target to the other party hereto, are and will be complete and correct in all material respects. No representations or warranties made by Target in this Agreement, nor any document, written information, statement, financial statement, certificate, Schedule or Exhibit furnished directly to the other party hereto pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein not misleading.

         4.27. Approvals. Except for Target shareholder and board approvals and IFA board approval of this Agreement, no consent from any third party, including without limitation IFA shareholders, and no consent, approval or authorization of, or declaration, filing or registration with, any government or regulatory authority, including without limitation the Securities Exchange Commission, is required to be made or obtained by Target or IFA in order to permit the execution, delivery or performance of this Agreement or any other agreement to which Target or IFA is or will be a party that is an exhibit to this Agreement, or the consummation of the transactions contemplated by this Agreement and such other agreements.

     5. REPRESENATIONS AND WARRANTIES OF JRECK. Jreck hereby represents and warrants to Target that:

         5.1. Capitalization. The authorized capital stock of Jreck is 50,000,000 shares of common, no par, voting stock of which 13,877,444 shares were issued and outstanding as of November 6, 1997, and 5,000,000 shares of authorized preferred of which 700,000 shares of Series A voting nonredeemable convertible preferred, 350,000 shares of Series B voting nonredeemable convertible preferred, and 120 shares of Series C non-voting nonredeemable convertible preferred are outstanding. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and non-assessable. Jreck has outstanding options to purchase 100,000 shares of common stock pursuant to a written agreement. Except as set forth in the preceding sentence, there are no outstanding warrants, options, agreements, convertible or exchangeable securities pursuant to which Jreck is or may become obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other securities.

         5.2. Financial Statements. Jreck has delivered the following consolidated financial statements of Jreck (the "Jreck Financial Statements") to
Target: audited consolidated balance sheet and income statement for year ending December 31, 1996, unaudited balance sheet and financial statement for quarter ending September 30, 1997. Each Jreck Financial Statement together with the notes thereto is in accordance with the books and records of Jreck, fairly presents the financial position of Jreck the results of operations of Jreck for the period indicated, and has been prepared in accordance with generally accepted accounting principles consistently applied, except that any unaudited statement does not contain all the notes required under generally accepted accounting principles.

         5.3. Absence of Certain Changes or Events. Since the date (the "Balance Sheet Date") of the most recent financial statement delivered by Jreck pursuant to Section 5.2 (the "Balance Sheet"), there have been no material changes in the condition, financial or otherwise, assets, liabilities, business or the results of operations of Jreck, other than changes in the ordinary course of business which in the aggregate have not been materially adverse.

         5.4. Litigation. Except as set forth on Exhibit O, neither Jreck nor any officer, director, shareholder, employee or agent of Jreck is a party to any pending or, to Jreck's knowledge, threatened action, suit, proceeding or investigation, at law or in equity or otherwise in, for or by any court or other governmental body which could have a material adverse effect on: (i) the condition, financial or otherwise, assets or properties of Jreck, liabilities, business or results of operations of Jreck; or (ii) the transactions contemplated by this Agreement; nor, to Jreck's knowledge, does any basis exist for any such action, suit, proceeding or investigation. Jreck is not and has not been subject to any pending, or to Jreck's knowledge threatened product liability claim; nor does any basis exist for any such claim. Target is not subject to any decree, judgment, order, law or regulation of any court or other governmental body which could have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of Target or which could prevent the transaction contemplated by this Agreement.

         5.5. Accuracy of UFOC. To Jreck's knowledge, the Jreck Uniform Franchise Offering Circular not yet effective ("Jreck's UFOC"), the Mountain Mike's Uniform Franchise Offering Circular ("Mountain Mike's UFOC") and the Little Kings, Inc. Uniform Offering Circular not yet effective ("Little Kings UFOC") comply or will comply with all legal requirements of the state of New York with respect to the Jreck UFOC, the state of California with respect to the Mountain Mike's UFOC and the state of Nebraska with respect to the Little Kings UFOC, respecting franchise offering circulars as well as all legal requirements of any other state where Jreck, Mountain Mike's or Little King are offering franchises. All of the statements, financial data and other information contained in Jreck's UFOC, and to Jreck's knowledge the Mountain Mike's UFOC and Little Kings UFOC, were true and correct as of the date thereof, and continues to be true and correct in all material respects as of the date hereof and the date of Closing, except, since the date of the Little Kings UFOC, Jreck has acquired all outstanding common voting shares of Little Kings and has made certain management and operational changes since the date of the acquisition which changes continue to evolve. Jreck's UFOC, and to Jreck's knowledge the Mountain Mike's UFOC and Little Kings UFOC, as of the date hereof and Closing, do not contain any untrue statement of a material fact nor do they omit to state a material fact necessary to make the statements or facts contained therein not misleading. Jreck intends to cause its affiliate, Admiral Subs Group, Inc. to prepare and file a UFOC with respect to the sale of SeaWest Sub Shops franchises in the State of Washington. At this time, Admiral Subs Group needs to complete an audit and the UFOC must be prepared by legal counsel. Jreck anticipates that the UFOC will be filed with the State of Washington by December 31, 1997. Once the UFOC is effective Jreck expects Admiral Subs Group to begin selling SeaWest Sub Shop franchises.

         6. CONDITIONS TO THE OBLIGATION OF JRECK. The obligation of Jreck to consummate this Agreement is subject to the fulfillment, at or before the Closing of all the following conditions, any one or more of which may be waived by Jreck.

         6.1. Representations and Warranties True at Closing. The representations and warranties of Target and IFA contained in this Agreement shall be deemed to have been made again at and as of the Closing with respect to the stated facts then existing and shall be true in all material respects.

         6.2. Covenants Performed. All of the obligations of Target to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed.

         6.3. Certificate. At the Closing, Jreck shall have received a certificate signed by the President and Chief Executive Officer of Target to the effect that the conditions set forth in Sections 6.1 and 6.2 have been satisfied.

         6.4. Shareholder/Board of Director Approval. This Agreement, to the extent required by law, shall have been duly approved by the shareholder and Board of Directors of Target, and by the Board of Directors of Jreck and IFA as of the date hereof. Both Target and Jreck shall certify to the other at Closing that all such shareholder and board of director approvals continue to be effective as of the date of Closing.

         6.5. Materials Changes in the Business of Target. There shall have been no material adverse change in the financial position, results of operations, assets, liabilities or business of Target since the date of this Agreement.

         6.6. Consents. Jreck shall have received in writing any consents, approvals, and waivers required in connection with this Agreement (a) from parties to Target's agreements, indentures, mortgages, franchises, licenses, permits, leases, and other instruments set forth in exhibits to this Agreement, including without limitation the Contracts and (b) from all governmental authorities.

         6.7. Documenation. All actions, proceedings, instruments, resolutions, certificates, and documents reasonably requested by Jreck to be executed and delivered to Jreck in order to carry out this Agreement and to consummate this Agreement, and all of the relevant legal matters, shall be reasonably satisfactory to Jreck and its counsel including, without limitation compliance with any applicable state or federal securities law or regulation.

         6.8. Outstanding Securities. At the Closing, the only issued and outstanding securities of Target shall be the Target Common, and there shall be no other outstanding securities, options, warrants, stock option plans, or securities entitlements of any kind.

         6.9. Opinion of Counsel. At the Closing, Jreck shall have received an opinion of IFA and Target counsel in the form of attached Exhibit P.

         6.10. Financial Condition. At the Closing, the Target Financial Statements shall reflect that Target's current liquid assets are equal to or greater than Target's current liabilities and that Target has acquired those certain assets listed on attached Exhibit Q, formerly owned by its affiliate, Sobik's Restaurant Corp., a Florida corporation.

     7. CONDITIONS TO THE OBLIGATION OF TARGET. The obligation of Target to consummate this Agreement is subject to the fulfillment, at or before the closing, of all of the following conditions, any one or more of which may be waived by Target:

         7.1.    Representations   and   Warranties   True   at   Closing.   The
representations and warranties of Jreck contained in this Agreement shall be deemed to have been made again at and as of the Closing with respect to the stated facts then existing and shall be true in all material respects.

         7.2. Coventants Performed. All of the obligations of Jreck to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed.

         7.3. Documentation. All actions, proceedings, instruments, resolutions, certificates, and documents reasonably requested by Target to be executed and delivered to Target in order to carry out this Agreement and to consummate this Agreement, and all of the relevant legal mattes, shall be reasonably satisfactory to Target and its counsel.

         7.4. Certificate. At Closing, Target shall have received a certificate signed by the President and Chief Executive Officer of Jreck to the effect that the conditions set forth in Sections 7.1 and 7.2 have been satisfied.

         7.5. Material Changes in Business of Jreck. There shall have been no material adverse change in the financial position, results of operations, assets, liabilities or business of Jreck since the date of this Agreement.

     8. PRE-CLOSING COVENANTS

         8.1. Pre-Closing Documents. During the period from the date of this Agreement until the Closing, Target, IFA and Jreck covenant and agree as follows:

                  8.1.1. Advice of Changes. Target will promptly advise Jreck in writing (i) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Target or IFA contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (ii) of any material adverse change in Target's business.

                  8.1.2. Maintenance of Business. Target will use its best efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If Target or IFA becomes aware of a deterioration in the relationship with any customer, supplier or key employee, they will promptly bring such information to the attention of Jreck in writing and, if requested by Jreck, will exert its best efforts to restore the relationship.

                  8.1.3. Conduct of Business. Unless Jreck shall otherwise agree in writing (which agreement shall be in Jreck's sole discretion) or as otherwise expressly permitted or specifically contemplated by this Agreement, Target and IFA covenant and agree that prior to the Effective Date:

                           (a) The business of Target  shall be  conducted  only
in, and Target shall not take any action except in, the ordinary course of business, and Target shall use its best efforts to maintain and preserve its business organization, assets, employees and business relationships;

                           (b) Target shall not directly or indirectly do any of
the following: (i) amend its Articles of Incorporation or By-laws; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, stock or property) in respect of shares of its capital stock owned by any person, (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares of capital stock of Target, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of capital stock of Target; (iv) redeem, purchase or otherwise acquire any outstanding shares of its capital stock or other securities (v) split, combine or reclassify any shares of its capital stock; (vi) except as contemplated herein, adopt a plan of liquidation or resolutions providing for the capitalization, liquidation, dissolution, merger, consolidation or reorganization of Target; or (vii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as contemplated herein;

                           (c) Target shall not directly or indirectly do any of
the following: (i) sell, lease, pledge, dispose of or encumber (except for such encumbrances as will not interfere with the ability of Target to obtain secured indebtedness for borrowed money on customary terms) any assets or rights of Target except in the ordinary course of business; (ii) acquire any corporation, partnership or other business organization or division thereof, or make any investment either by purchase of stock or securities (other than acquisitions of fixed-income securities with maturities of less than one year), contributions of capital or property transfer; (iii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license or contract, other than in the ordinary course of business or breach in any material respect any of the terms of any existing license or contract; (iv) enter into any agreement which cannot be performed within one year or canceled within 30 days without penalty and which involves the expending, together with all related expenditures, of more than $5,000; (v) incur or guarantee any indebtedness for borrowed money other than unsecured indebtedness for borrowed money incurred in the ordinary course of business which indebtedness is prepayable without premium or penalty at anytime; or (vi) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

                           (d) Target shall not take any action (i) with respect
to the grant of any severance or termination pay to, or the entering into of any employment agreement with, any employee, or with any executive officer or director of Target, or (ii) with respect to any increase of benefits payable under its current severance or termination pay policies other than any increase resulting from an increase in salaries granted in the ordinary course and in accordance with past practices;

                           (e) Target shall not adopt or amend any bonus, profit
sharing, stock option, pension, retirement, deferred compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of employees, except as is necessary to comply with the law or existing contractual or collective bargaining obligations or other than discretionary stay-put or similar payments (which discretionary stay-put or similar payments shall be made prior to the date of the Effective Date);

                           (f) Target  shall (i)  maintain  its books of account
and record and billing practices consistently with past practices; (ii) maintain and keep its properties and assets in as good repair, working order and condition as at present, except for ordinary wear and tear; (iii) promptly notify Jreck of any change which would have a material adverse effect;

                           (g) Target shall not take any action or fail to take
any action that could reasonably be expected to result in the expiration, revocation, suspension or modification of any of its licenses or fail to prosecute with due diligence any applications to any governmental authority if such action or the failure to take such action would have, individually or in the aggregate, a material adverse effect;

                           (h) Target shall comply with all laws, rules and
regulations to which Target and its business, assets and properties are subject, except where the failure to comply would not have, individually or in the aggregate, a material adverse effect; and

                           (i) Target will  continue to pay when due all income,
sales, payroll and other taxes which may be shown to be due on tax returns required to be filed prior to the Closing Date.

         8.2. Necessary Consents. Prior to the Closing, Target shall obtain such written consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow Target to carry on its business after the Closing.

         8.3. Exclusivity. From the date hereof until the earlier of termination of this Agreement or consummation of this Agreement, neither Target nor any of its officers, directors, employees, representatives, agents or affiliates shall directly or indirectly encourage, solicit, initiate or conduct discussions or negotiations with, provide any information to, or enter into any agreement with, any corporation, partnership, person or other entity or group concerning any merger, consolidation, sale of assets, sale of majority control, or other similar transaction involving Target.

         8.4. Due Diligence. Until the Closing, each party shall provide the other (including accounting, legal, and investment banking representatives) with access to its offices and its senior employees for the purpose of due diligence, in accordance with procedures established by the parties to minimize disruptions of their businesses.

         8.5. Amendments to Dislosures. If after execution of this Agreement either party learns of a breach or violation of any representation, warranty, covenant or agreement made by it herein, which it had no knowledge of prior to its execution of this Agreement, such party (the "initiating party") shall promptly notify the other party (the "receiving party") in writing of such breach or violation. The other party shall then have ten (10) days after receipt of such notice of a breach or violation to terminate this Agreement by written notice to the initiating party, if such breach or violation, individually, or together with other breaches or violations by the initiating party of this Agreement, has or would have a material adverse effect on the initiating party. If the receiving party does not send written notice within such ten (10) days, the receiving party shall be deemed to have waived such breach of violation; Provided, however, in the event that the initiating party notifies the receiving party in writing of a breach or violation subsequent to any breach or violation which was so waived in accordance with this Section 8.5, the receiving party may consider each breach or violation so waived together with other breaches or violations by the initiating party in determining whether a material adverse effect on the initiating party shall have occurred with respect to such subsequent breach or violation.

     9. CONFIDENTIALITY COVENANT AND ANNOUNCEMENTS.

         9.1. Confidentiality. No party to this Agreement shall use or disclose any non-public information obtained from another party for any purpose unrelated to this Agreement, and, if this Agreement is terminated for any reason whatsoever, each party shall return to the other all originals and copies of all documents and papers containing technical, financial, and other information furnished to such party pursuant to this Agreement or during the negotiations which preceded this Agreement, and shall neither use nor disclose any such information except to the extent that such information is available to the public, is rightfully obtained from third parties or is independently developed.

         9.2. Announcements. No party to this Agreement shall issue a press release or other public communication relating to this Agreement, without the prior approval of the other party. Notwithstanding the foregoing, and after reasonable consultation with Target and IFA, Jreck may make such announcements regarding this Agreement as, in the judgment of its management after consultation with legal counsel, are necessary to comply with any securities laws or regulations.

     10. Indemnification. IFA ("Indemnitor") hereby indemnifies Jreck ("Indemnitee") against all Claims (as defined below) and all costs, expenses, and attorneys' fees incurred in the defense of any of such Claims or any action or proceeding brought on any of such Claims. For purposes of this Paragraph, "Claims" shall mean all liabilities, damages, losses, costs, expenses, attorneys' fees, and claims, arising from (a) any breach or default in the performance of any obligation to be performed by Target or IFA under this Agreement or (b) any breach of any representation, warranty or covenant of Target or IFA set forth in this Agreement. If any action or proceeding is brought against Indemnitee by reason of any such Claims, Indemnitor upon notice from Indemnitee shall defend such action or proceeding at Indemnitor's sole cost by legal counsel reasonably satisfactory to Indemnitee. Without limiting the foregoing, Indemnitee shall have the right to set off any damages incurred by Indemnitee arising from any such Claims, against the payments due under the Note or any other obligation due by Indemnitee to Indemnitor.

     11. Termination.

         11.1. Mutual Agreement. This Agreement may be terminated at any time prior to the Closing by the unanimous mutual consent of Jreck and Target, even if and after the shareholders of Target have approved this Agreement.

         11.2. Termination by Jreck. This Agreement may be terminated by Jreck alone, by means of written notice to Target if (a) Target fails to perform any material covenant of Target contained in this Agreement, or (b) on or before December 31, 1997, any of the conditions set forth in Article 6 of this Agreement shall not have been satisfied by Target or waived by Jreck.

         11.3. Termination by Target. This Agreement may be terminated by Target alone, by means of written notice to Jreck if (a) Jreck fails to perform any material covenant of Jreck contained in this Agreement or (b) on or before December 31, 1997, any of the conditions set forth in Article 7 of this Agreement shall not have been satisfied by Jreck or waived by Target.

     12. Miscellaneous.

         12.1. Expenses. Jreck shall pay its own costs and expenses, including legal, accounting and investment banking fees and expenses, relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement. IFA shall pay its own costs and expenses and Target's costs and expenses, including legal, accounting and investment banking fees and expenses, relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement.

         12.2. Time. Time and strict and punctual performance are of the essence with respect to each provision of this Agreement.

         12.3.  Governing  Law.  This  Agreement is governed by and construed in
accordance   with  the  laws  of  the  State  of  California,   irrespective  of
California's choice-of-law principles.

         12.4. Headings. The paragraph headings in this Agreement: (a) are included only for convenience, (b) do not in any manner modify or limit any of the provisions of this Agreement, and (c) may not be used in the interpretation of this Agreement.

         12.5. Notices. Each notice and other communication required or permitted to be given under this Agreement ("Notice") must be in writing. Notice is duly given to another party upon: (a) hand delivery to the other party, (b) receipt by the other party when sent by facsimile to the address and number for such party set forth below (provided, however, that the Notice is not effective unless a duplicate copy of the facsimile Notice is promptly given by one of the other methods permitted under this paragraph), (c) three business days after the Notice has been deposited with the United States postal service as first class certified mail, return receipt requested, postage prepaid, and addressed to the party as set forth below, or (d) the next business day after the Notice has been deposited with a reputable overnight delivery service, postage prepaid, addressed to the party as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery-service-provider.

                  If to Jreck:

                           Jreck Subs Group, Inc.
                           P.O. Box 6
                           Watertown, N.Y. 13601
                           Attention: Christopher Swartz
                           Facsimile: (315) 788-8954

                  With a copy to:

                           Richard Seidenwurm, Esq.
                           Solomon, Ward, Seidenwurm & Smith, LLP
                           401 B Street Suite 1200
                           San Diego, CA 92101
                           Facsimile: (619) 231-4755

                  If to Target:

                           SBK Franchise Systems, Inc.
                           9400 S. Dadeland Blvd., #720
                           Miami, FL  33156
                           Attention: Robert Berg
                           Facsimile: (305)670-0767

                  With a copy to:

                           Eric P. Littman, Esq.
                           7695 S.W. 104th Street, Suite 210
                           Miami, FL  33156
                           Facsimile: (305)668-0003

Each party shall make a reasonable, good faith effort to ensure that it will accept or receive Notices to it that are given in accordance with this paragraph. A party may change its address for purposes of this paragraph by giving the other party(ies) written notice of a new address in the manner set forth above.

         12.6. Partial Invalidity. Each provision of this Agreement is valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, are not affected by such invalidity or unenforceability unless such provision or the application of such provision is essential to this Agreement.

         12.7. Survival of Representation and Warranties. All representations and warranties contained in this Agreement, including the Exhibits, Schedules and other documents delivered pursuant to this Agreement shall survive the Closing and shall expire one year thereafter.

         12.8. Waiver. Any waiver of a default or provision under this Agreement must be in writing. No such waiver constitutes a waiver of any other default or provision concerning the same or any other provision of this Agreement. No delay or omission by a party in the exercise of any of its rights or remedies constitutes a waiver of (or otherwise impairs) such right or remedy. A consent to or approval of an act does not waive or render unnecessary the consent to or approval of any other or subsequent act.

         12.9. Successors in Interest and Assigns. Neither Target nor IFA may voluntarily or by operation of law assign, hypothecate, delegate or otherwise transfer or encumber all or any part of its rights, duties or other interests in this Agreement without the prior written consent of Jreck, which consent may be withheld in Jreck's sole and absolute discretion. Any such transfer in violation of this paragraph is void. Subject to the foregoing and any other restrictions on transferability contained in this Agreement, this Agreement is binding upon and inures to the benefit of the successors-in-interest and assigns of each party to this Agreement.

         12.10. Counterparts and Exhibits. This Agreement may be executed in counterparts, each of which is deemed an original and all of which together constitute one document. All exhibits attached to and referenced in this Agreement are incorporated into this Agreement.

         12.11. Other Remedies. Unless expressly provided otherwise, no remedies contained in this Agreement or in any of the Exhibits or Schedules hereto shall be in lieu of, or constitute a waiver of, any remedies at law or in equity (not based upon negligent misrepresentations) that one party may otherwise have against the other party hereto or against any present or former officer, director or controlling shareholder of such party.

         12.12. Arbitration. The parties hereto agree that any disputes between the parties relating to or arising from this Agreement shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association with such arbitration to be held in San Diego, California, or such other location if mutually agreed to by both parties. The results, determination, finding, judgment or award rendered through such arbitration, shall be final and binding on each of the parties hereto and not subject to appeal.

         12.13. Attorney Fees. The prevailing party(ies) in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party(ies) all costs, expenses, and actual attorney's fees (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney's fees.

         12.14. Prior Understandings. This Agreement and all documents specifically referred to and executed in connection with this Agreement: (a) contain the entire and final agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and (b) supersede all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                             JRECK SUBS GROUP, INC.


                       By: _______________________________
                             Christopher M. Swartz,
                            Chairman of the Board and
                             Chief Executive Officer



                           INTERFOODS OF AMERICA, INC.


                       By: _______________________________
                                Robert Berg, CEO

                           SBK FRANCHISE SYSTEMS, INC.


                       By: _______________________________
                                Robert Berg, CEO

                                    EXHIBIT A

                                 PROMISSORY NOTE

                                    EXHIBIT B

                   EXCLUSIVE TRADEMARK AND LICENSING AGREEMENT

                                    EXHIBIT C

                                 LIST OF LEASES

                                    EXHIBIT D

             LIST OF PATENTS, TRADEMARKS, TRADE NAMES AND COPYRIGHTS

                                    EXHIBIT E

                                TARGET LITIGATION

                                    EXHIBIT F

                                    PERSONNEL

                                    EXHIBIT G

                                    CONTRACTS

                                    EXHIBIT H

                         SHAREHOLDERS/OPTION AGREEMENTS

                                    EXHIBIT I

                        PERMITS, LICENSES, AUTHORIZATIONS

                                    EXHIBIT J

                                      TAXES

                                    EXHIBIT K

                                    EMPLOYEES

                                    EXHIBIT L

                                  BANK ACCOUNTS

                                    EXHIBIT M

                                   TARGET UFOC

                                    EXHIBIT N

                                   FRANCHISEES

                                    EXHIBIT O

                                JRECK LITIGATION

                                    EXHIBIT P

                               OPINION OF COUNSEL

                                    EXHIBIT Q

                     FORMER SOBIK'S RESTAURANT CORP. ASSETS